UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2015

ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)

12700 Park Central Drive, Suite 1600
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 367-3600

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously disclosed by Alon USA Energy, Inc. (the “Company”), in March 2014 Delek US Holdings, Inc. (“Delek”) and Alon Israel Oil Company, Ltd. (“Alon Israel”) commenced discussions regarding the possible acquisition by Delek of some or all of the shares of the Company’s common stock owned by Alon Israel. On April 14, 2015, the Company became aware that Delek entered into a definitive stock purchase agreement with Alon Israel pursuant to which Delek will acquire approximately 33.7 million shares, or approximately 48% of the outstanding shares, of the Company’s common stock owned by Alon Israel.
The consideration to be paid by Delek to Alon Israel will consist of a combination of shares of restricted Delek common stock, an unsecured promissory note and cash. The approximate value of the total consideration to be paid by Delek to Alon Israel is $572.4 million (based upon a closing price of $37.90 per share of common stock of Delek on April 14, 2015).
Prior to commencing negotiations with Alon Israel, Delek entered into a stockholder agreement with the Company. During the first year following the closing of this transaction, the agreement allows Delek to acquire up to 49.99 percent of the outstanding shares of the Company at its discretion, with additional ownership above this threshold subject to approval of the Company's board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
Date:	April 14, 2015	By:	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer